Exhibit 21.1

DIRECT AND INDIRECT SUBSIDIARIES OF AMIS HOLDINGS, INC.

AMI Semiconductor, Inc.

AMI Acquisition LLC

AMIS Foreign Holdings, Inc.

AMI Semiconductor Canada Company

AMI Semiconductor Asia Ltd

AMI Semiconductor Ghb (Germany)

AMI Semiconductor Japan Co. Ltd

AMI Semiconductor Philippines Inc.

Emma Mixed Signal CV

AMI Semiconductor Netherlands BV

AMI Semiconductor Belgium BVBA

AMI Semiconductor Czech SRO

AMI Semiconductor Leasing BVBA

AMI Semiconductor Bulgaria EOOD

AMI Semiconductor Switzerland SA

AMI Semiconductor Korea Ltd

AMI Semiconductor Israel Ltd

AMI Semiconductor U.K. Ltd